QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4(a)(3)

            Protective Life Insurance Company

PROTECTIVE LIFE INSURANCE COMPANY    /    P. O. BOX 2606    /    BIRMINGHAM, ALABAMA 35202

A STOCK COMPANY                STATE OF DOMICILE: TENNESSEE                (205-268-1000)

VARIABLE LIFE INSURANCE POLICY

INSURED—[JOHN DOE]

POLICY NUMBER—[SPECIMEN]

This is an Individual Flexible Premium Variable Life Insurance Policy ("Policy"). This Policy provides a Death Benefit.

THE OWNER HAS THE RIGHT TO RETURN THIS POLICY. The Owner may cancel this Policy after receipt by returning the Policy to the Company's Home Office, or to any Agent of the Company, with a written request for cancellation within thirty (30) days after receipt. Return of this Policy by mail is effective on actual receipt by the Company. The returned Policy will be treated as if it had never been issued. The Company will promptly refund an amount equal to the greater of: (a) the premiums paid (after deduction of any Policy fees and other charges, unless prohibited by state law) or (b) the sum of the value of the amounts allocated to the Fixed Account, including any interest credited, accumulated to the date that this Policy is returned to the Company, and the value of the amounts allocated to the Sub-Accounts, adjusted to reflect their net investment experience to the end of the valuation period in which the Policy is returned to the Company.

/s/ JOHN D. JOHNS
John D. Johns President	Deborah J. Long Secretary

THE POLICY VALUES, THE AMOUNT OF THE DEATH BENEFIT PROVIDED IN THIS CONTRACT, OR THE DURATION OF THE INSURANCE COVERAGE, MAY BE FIXED OR VARIABLE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNTS. THERE IS NO GUARANTEED MINIMUM FOR THE PORTION OF THE POLICY VALUE IN THE SUB-ACCOUNTS. PLEASE REFER TO THE VARIABLE ACCOUNT SECTION OF THIS POLICY FOR MORE INFORMATION REGARDING THE VARIABLE ACCOUNT. PLEASE REFER TO THE DEATH BENEFIT SECTION OF THIS POLICY FOR A DESCRIPTION OF THE DEATH BENEFIT.

READ THE CONTRACT CAREFULLY
THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY
INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
NON-DIVIDEND PAYING

TABLE OF CONTENTS

POLICY SCHEDULE PAGES	3
PARTIES TO THE POLICY	4
The Company	4
The Owner	4
Contingent Owner	4
Insured	4
Beneficiary	4
DEFINITIONS	5
GENERAL PROVISIONS	6
Entire Contract	6
Modification of the Contract	6
Representations and Contestability	7
Error in Age [or Gender]	7
Assignment	7
Suicide Exclusion	7
Termination	7
Coverage Limitations	7
Reports	7
Protection of Proceeds	8
Suspension or Delay in Payment	8
Tax Considerations	8
Minimum Values	8
Written Notice and Request	8
Non-Participating	9
PREMIUMS	9
Premium Payment(s)	9
Planned Premium Payments	9
Unscheduled Premium Payments	9
Minimum Monthly Premium Guarantee	9
Allocation of Net Premiums	10
Grace Period	10
Reinstatement	10
DETERMING VALUES	10
Fixed Account	10
Variable Account	11
General Description	11
Valuation of Assets	12
Sub-Account Values	12
Net Investment Factor	12
Transfers	13
Deductions from the Policy Value	13
Net Amount at Risk	13
Cost of Insurance Charge	13
Cost of Insurance Rates	13
Changes in Policy Cost Factors	14
Continuation of Insurance	14

POLICY LOANS	15
Right to Make Loans	15
Maximum Loan	15
Interest	15
Loan Account	15
Repaying Policy Debt	15
SURRENDERS AND WITHDRAWALS	15
Surrenders	15
Withdrawals	16
DEATH BENEFIT	16
Death Benefit Proceeds	16
Amount of Death Benefit	16
Death Benefit Options	16
Table of Percentages	17
Payment of Death Benefit Proceeds	17
SETTLEMENT OPTIONS	17
Availability of Options	17
Minimum Amounts	17
Electing A Settlement Option	17
Description of Options	17
Option 1	17
Option 1 Table	18
Option 2	18
Option 2 Table	19
Option 3	19
Option 4	19
Effective Date and Payment Date	19
Death of Payee	20
CHANGING THIS POLICY	20
Increasing the Face Amount	20
Decreasing the Face Amount	20
Changing the Death Benefit Option	20
Change Approval	20

POLICY SPECIFICATIONS

POLICY NUMBER: [SPECIMEN]	POLICY EFFECTIVE DATE: [DECEMBER 1, 2008]
POLICY ISSUE DATE: [DECEMBER 1, 2008]	AGE: [35]
INSURED: [JOHN Q. DOE]	SEX: [MALE]
INITIAL FACE AMOUNT: [$100,000]	MONTHLY ANNIVERSARY DAY: [1]
INITIAL PREMIUM PAYMENT: [$475.00]	DEATH BENEFIT OPTION: [LEVEL]
MINIMUM MONTHLY PREMIUM PAYMENT: [$29.56]	RATE CLASS: [NON-SMOKER]
PLANNED PREMIUM PAYMENT: [$475.00 PAYABLE ANNUALLY]
OWNER: [JOHN Q. DOE]

FORM		MONTHLY CHARGE
NUMBER	SCHEDULE OF ADDITIONAL BENEFITS	DURING FIRST YEAR
[NONE]

********************************************************************************************************************************************************************************************************

THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON THE INSURED UNTIL TERMINATION, SUBJECT TO THE TERMS OF THIS POLICY. THERE MAY BE LITTLE OR NO SURRENDER VALUE PAYABLE ON CONTRACT TERMINATION.

BASIS OF COMPUTATIONS

Maximum Cost of Insurance rates are based on the [2001 Commissioner's Standard Ordinary (CSO) [Smoker or Non-Smoker, or composite], Male or Female Mortality Table (age nearest birthday)] and the rate class of the Insured.

GUARANTEED INTEREST RATE FOR FIXED ACCOUNT:    [3% ANNUALLY (.2466% MONTHLY)]

INITIAL ANNUAL EFFECTIVE INTEREST RATE FOR FIXED ACCOUNT:    [3.01%]

MAXIMUM LOAN INTEREST RATE:    [5%] YEARS [2-10]—[3.0%] YEARS [11+]

MAXIMUM CARRY OVER LOAN RATE:    [5%] YEARS [1-10]—[3.0%] YEARS [11+]

MINIMUM MONTHLY PREMIUM GUARANTEE PERIOD:    [35] YEARS

MINIMUM FACE AMOUNT:    [$100,000]

TABLE OF VALUES

DEDUCTION FROM PREMIUM PAYMENTS

Premium Expense Charge.    A maximum Premium Expense Charge of [5%] will be deducted from each premium payment. The Company reserves the right to charge less than the maximum charge. The Premium Expense Charge is currently [5%].

MONTHLY DEDUCTIONS

Beginning as of the Policy Effective Date and continuing on each Monthly Anniversary Day thereafter, the Company will deduct the charges listed below. With the exception of the Mortality and Expense Risk Charge, each charge will reduce the Sub-Account Value(s) and the Fixed Account Value in the proportion that each Sub-Account Value and the Fixed Account Value bears to the Un-loaned Policy Value. The Mortality and Expense Risk Charge will reduce only the Sub-Account Value(s).

Administration Charge.    The monthly Administration Charge is [$8].

Administration Charge for Initial Face Amount.    The maximum monthly Administration Charge for Initial Face Amount is equal to [$.075] per every $1,000 of Initial Face Amount in Policy Years [1 through 5]. This charge is not assessed after the [5th] Policy Year.

The Company reserves the right to charge less than the maximum charge. The monthly charge is currently equal to [$.06] per every $1,000 of Initial Face Amount in Policy Years [1 through 5].

Administration Charge for Increase in Face Amount.    The monthly Administration Charge for Increase in Face Amount is [$.71] per every $1,000 of increase in Face Amount. This monthly charge applies during the twelve month period following the effective date of each increase in Face Amount.

Charge For Benefits Under Riders.    The Company will deduct a monthly charge for any riders.

Cost of Insurance Charge.    The Company will deduct a monthly Cost of Insurance Charge for the Face Amount. This charge varies and is calculated in accordance with the policy provisions. See the Cost of Insurance section of this Policy for details. The Maximum Monthly Cost of Insurance Rates are set forth in the table on the following page.

Mortality and Expense Risk Charge.    The maximum monthly Mortality and Expense Risk Charge is equal to [.075%] multiplied by the Variable Account Value, which is equivalent to an annual rate of [.90%] of such amount. The Company reserves the right to charge less than the maximum charge. In Policy Years [11] and thereafter, the monthly Mortality and Expense Risk Charge is currently [.00%] multiplied by the Variable Account Value, which is equivalent to an annual rate of [.00%] of such amount (subject to the maximum charge outlined above).

OTHER DEDUCTIONS

Withdrawal Charge.    A Withdrawal Charge equal to the lesser of: (a) [2%] of the amount withdrawn; or (b) [$25] is deducted from the Fixed Account and Variable Account Value(s) whenever you make a withdrawal. See the Surrenders and Withdrawals section of this Policy for additional details.

Transfer Fee.    A [$25] charge may be deducted from the Fixed Account and Variable Account Value(s) being transferred for each transfer request in excess of [12] during a Policy Year. See the Variable Account section of this Policy for additional details.

3A

SURRENDER CHARGES

If this Policy is surrendered, lapses at the end of a Grace Period or the Owner reduces the Initial Face Amount during the first [ten] Policy Years, the Company will deduct a Surrender Charge from the Fixed Account and Variable Account Value(s). The Maximum Surrender Charge on surrender or lapse of this Policy is shown in the table below.

If the Initial Face Amount of this Policy is decreased during the first [ten] Policy Years, the partial Surrender Charge imposed will equal the portion of the Surrender Charge (shown in the table below and reduced by any previous partial Surrender Charge(s)) that corresponds to the percentage by which the Initial Face Amount is reduced. In the event of such a reduction in the Initial Face Amount, the Company will allocate the partial Surrender Charge to each Sub-Account and the Fixed Account based on the proportion that the value of the Fixed Account and the value of the Sub-Account(s) bear to the total Un-loaned Policy Value.

POLICY YEARS	SURRENDER CHARGE	POLICY YEARS	SURRENDER CHARGE
1	$[2,000.00]	7	$[1,900.00]
2	[1,975.00]	8	[1,500.00]
3	[1,950.00]	9	[925.00]
4	[1,950.00]	10	[548.00]
5	[1,925.00]	11	[0]
6	[1,900.00]

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
PER $1,000 OF NET AMOUNT AT RISK

AGE	RATE	AGE	RATE	AGE	RATE	AGE	RATE	AGE	RATE
0		25		50	[0.313]	75	[3.493]	100	[30.266]
1		26		51	[0.338]	76	[3.840]	101	[31.673]
2		27		52	[0.373]	77	[4.243]	102	[33.172]
3		28		53	[0.411]	78	[4.713]	103	[34.767]
4		29		54	[0.458]	79	[5.255]	104	[36.463]
5		30		55	[0.514]	80	[5.845]	105	[38.268]
6		31		56	[0.573]	81	[6.516]	106	[40.185]
7		32		57	[0.637]	82	[7.212]	107	[42.224]
8		33		58	[0.689]	83	[7.959]	108	[44.391]
9		34		59	[0.749]	84	[8.786]	109	[46.693]
10		35	[0.101]	60	[0.822]	85	[9.714]	110	[49.137]
11		36	[0.107]	61	[0.912]	86	[10.743]	111	[51.733]
12		37	[0.112]	62	[1.021]	87	[11.863]	112	[54.487]
13		38	[0.120]	63	[1.143]	88	[13.061]	113	[57.412]
14		39	[0.128]	64	[1.270]	89	[14.323]	114	[60.515]
15		40	[0.138]	65	[1.404]	90	[15.638]	115	[63.808]
16		41	[0.149]	66	[1.539]	91	[16.870]	116	[67.301]
17		42	[0.163]	67	[1.674]	92	[18.153]	117	[71.006]
18		43	[0.179]	68	[1.821]	93	[19.503]	118	[74.936]
19		44	[0.199]	69	[1.970]	94	[20.928]	119	[79.102]
20		45	[0.221]	70	[2.148]	95	[22.431]	120	[83.333]
21		46	[0.242]	71	[2.346]	96	[23.803]	121+	[00.000]
22		47	[0.264]	72	[2.6 10]	97	[25.265]
23		48	[0.278]	73	[2.885]	98	[26.823]
24		49	[0.293]	74	[3.173]	99	[28.488]

[GUARANTEED MAXIMUM COST OF INSURANCE RATES FOR THE RATE CLASS SHOWN ON PAGE 3 ARE EQUAL TO THE ABOVE RATES INCREASED BY [$0.00] PER $1000 OF FACE AMOUNT EACH MONTH FOR [0] YEARS.]

3B

ALLOCATION OF PREMIUM PAYMENTS:

Protective Variable Life Separate Account

Sub-Accounts:
[Goldman Sachs Variable Insurance Trust]	[10.00]%
[Van Kampen Life Investment Trust]	[10.00]%
[The Universal Institutional Funds, Inc]	[10.00]%
[MFS Variable Insurance Trust]	[10.00]%
[Fidelity Variable Insurance Products Funds]	[10.00]%
[Oppenheimer Variable Account Funds]	[10.00]%
[Lord Abbett Series Fund, Inc.]	[10.00]%
[Franklin Templeton Variable Insurance Products Trust]	[10.00]%
[Protective Life General Account:]
[Fixed Account]	[20.00]%

3C

PARTIES TO THE POLICY

The Company:    Protective Life Insurance Company, also referred to as "We", "Us" and "Our".

The Owner:    The person or persons named as Owner of the Policy in Our records, also referred to as "You" and "Your". The Owner is the Insured unless someone else is named as the Insured.

While the Insured is living, the Owner may exercise all rights and benefits contained in the Policy or allowed by the Company. These rights include assigning this Policy, changing Beneficiaries, changing ownership, enjoying all benefits and exercising all Policy provisions. The use of these rights may be subject to the consent of any assignee or Irrevocable Beneficiary.

If a Partnership has any rights under this Policy, such rights shall belong to the Partnership as it exists when the right is exercised.

The Owner may be changed at any time prior to the Insured's death. To change the Owner, You must provide a written request satisfactory to Us. The change will be effective on the date the written request was signed; however, We will not be liable for any payment we have made before such request has been received and acknowledged at the Home Office.

Contingent Owner:    If the Owner is not the Insured, the Owner may name a Contingent Owner provided such request is made in writing on a form acceptable to Us. The Contingent Owner will become the Owner if the Owner dies. If there is not a Contingent Owner named when the Owner dies, the estate of the last Owner to die will become the Owner.

Insured:    The person whose life is covered by this Policy.

Beneficiary:    The Beneficiary is the person designated by the Owner to receive the Death Benefit Proceeds upon the death of the Insured. If no designated Beneficiary is living at the time of the Insured's death, We will pay the Death Benefit Proceeds to the Owner or the Owner's estate.

    Primary: The Primary Beneficiary is the person or persons designated by the Owner and named in Our records.

    Contingent: The Contingent Beneficiary is the person or persons designated by the Owner and named in Our records to be the Beneficiary if there is no living Primary Beneficiary.

    Irrevocable: An Irrevocable Beneficiary is one whose consent is necessary to change the Beneficiary or exercise certain other rights.

Unless the Beneficiary is designated as Irrevocable, You may change the Beneficiary at any time prior to the Insured's death by written request satisfactory to Us. If an irrevocable Beneficiary has been designated no change in Beneficiary can be made without the Irrevocable Beneficiary's written consent. Any change of Beneficiaries is effective on the date the request was signed. We are not liable for any payment we have made before such request has been received and acknowledged at the Home Office.

DEFINITIONS

The terms below have specific meaning associated with them each time they are used in this Policy. Other terms may be defined elsewhere in this Policy and will have that meaning each time they are used in this Policy.

Attained Age:    The Insured's age as of the [nearest] birthday on the Policy Effective Date plus the number of complete Policy Years since the Policy Effective Date.

Cash Value:    It is equal to the Policy Value minus any applicable surrender charge.

Code:    The Internal Revenue Code of 1986, as amended, or its successor.

Face Amount:    The amount of basic insurance provided by this Policy, which does not include any additional benefits provided by any Rider or Endorsement. The initial Face Amount is shown on the Policy Specifications.

Fixed Account:    Part of the Company's General Account to which Policy Value may be transferred or Net Premiums allocated under a Policy.

Fixed Account Value:    The Policy Value in the Fixed Account.

Fund:    An investment portfolio of Protective Investment Company or any other open-end management investment company or unit investment trust in which a Sub-Account invests.

General Account:    The assets of the Company other than those allocated to the Variable Account or another separate account.

Home Office:    2801 Highway 280 South, Birmingham, Alabama, 35223.

Issue Age:    The Insured's age as of the [nearest/last] birthday on the Policy Effective Date.

Issue Date:    The date the Policy is issued. The Issue Date may be a later date than the Policy Effective Date if the initial premium payment is received at the Home Office before the Issue Date.

Lapse:    Termination of the Policy at the expiration of the Grace Period while the Insured is still living.

Loan Account:    An account within the Company's General Account to which the Fixed Account Value and/or Variable Account Value is transferred as collateral for policy loans.

Loan Account Value:    The Policy Value in the Loan Account.

Monthly Anniversary Day:    The same day of the month as the Policy Effective Date. The Monthly Anniversary Day is shown on the Policy Specifications.

Monthly Deductions:    The charges deducted monthly from the Sub-Account Value(s) and/or Fixed Account Value as described on the Policy Specifications.

Net Asset Value Per Share:    The value per share of any Fund as computed on any Valuation Day as described in the Fund prospectus.

Net Premium:    The premium payment after deduction of the Premium Expense Charge.

Policy Anniversary:    The same day in each Policy Year as the Policy Effective Date.

Policy Debt:    The sum of all outstanding policy loans plus accrued interest.

Policy Effective Date:    The date shown on the Policy Specifications and on which coverage takes effect. For any increase, decrease, additions, or changes to coverage, the effective date shall be the first Monthly Anniversary Day on or following the date the supplemental application is approved by the Company. The Policy Effective Date will never be the 29th, 30th or the 31st of a month.

Policy Value:    The sum of the Variable Account Value, the Fixed Account Value and the Loan Account Value.

Policy Year:    Each period of 12 months commencing with the Policy Effective Date.

Proceeds:    The amount payable upon claiming a Death Benefit, requesting a full surrender or a withdrawal.

Sub-Account:    A separate division of the Variable Account. Each Sub-Account invests in a corresponding Fund.

Surrender Value:    The Cash Value minus any outstanding Policy Debt.

Unit:    A unit of measurement used to calculate the Sub-Account Values.

Valuation Day:    Each day the New York Stock Exchange is open for business except Federal and other holidays and days when the Company is not otherwise open for business.

Valuation Period:    The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Day and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Day.

Variable Account:    The Protective Variable Life Separate Account, a separate investment account of the Company used to fund variable life insurance benefits to which Policy value may be transferred or into which Net Premiums may be allocated.

Variable Account Value:    The sum of all Sub-Account Values.

GENERAL PROVISIONS

Entire Contract:    This Policy is a legal contract between You and Us. We entered into this contract in consideration of a complete application and the payment of premiums. The Policy, including its applications, both initial and supplemental, all endorsements, amendments, riders and Policy Specificationss, both initial and supplemental, are consolidated, attached, and constitute the entire agreement between You and Us.

Modification of the Contract:    No one is authorized to modify or waive any term or provision of this Policy unless We agree to the modification or waiver in writing and it is signed by Our President, Vice-President or Secretary. We have the right, subject to required regulatory approvals, to modify this Policy to conform to any applicable laws, regulations or rules issued by a government agency. If this occurs, We will send You the endorsement that modifies Your Policy and will obtain all necessary regulatory approvals and consents.

Representations and Contestability:    In determining whether to issue this Policy We relied on the statements in the application made by and for the Insured. We acknowledge these statements are representations, not warranties. We have the right to contest the validity of this Policy or resist any claim based on a material misrepresentation in any application We accept and make part of this Policy. However, We cannot bring any legal action to contest the validity of this Policy or to resist a claim after the Policy has been in force for two years during the life of the Insured, unless fraud is involved.

If We accept an application to change the Policy, add or change a benefit, or reinstate the Policy after it has Lapsed and make the application part of this Policy, We cannot bring any legal action to contest the change, addition or reinstatement after it has been in force for two years during the life of the Insured, unless fraud is involved.

Error in Age [or Gender]:    Questions in the application concern the Insured's date of birth [and gender]. If the date of birth [or gender] given in the application or any application for riders is not correct, the Death Benefit and any benefits provided under any riders to this Policy will be adjusted to those which would be purchased by the most recent deduction for the cost of insurance and the cost of any benefits provided by such riders, at the correct age [and gender].

Assignment:    You may assign Your rights under this Policy. However, for this assignment to be binding on the Company, it must be in writing and filed at the Home Office. We assume no responsibility for the validity of any assignment and any claim under any assignment shall be subject to proof of interest and the extent of assignment. Once We receive a signed copy of the assignment, the Owner's rights and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any Policy Debt.

Suicide Exclusion:    If the Insured commits suicide, while sane or insane, within two years from the Policy Effective Date, Our total liability shall be limited to the Premium Payments made before death, less any Policy Debt and less any Withdrawals. If the Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the Face Amount, Our total liability with respect to such increase shall be limited to the sum of the monthly cost of insurance charges deducted for such increase.

Termination:    All coverage under this Policy shall terminate when any one of the following events occurs:

  (1)
  The Owner requests a full surrender. Surrender will require a return of this Policy.

  (2)
  The Insured dies and we settle claims for the Death Benefit Proceeds.

  (3)
  The Policy lapses, as described in the sub-section entitled "Grace Period" under "Premiums" and the sub-section entitled "Loan Account" under "Policy Loans".

  (4)
  The Death Benefit Proceeds is equal to or less than zero.

Coverage Limitations:    On the date this Policy or any subsequent modification or change is delivered to the Owner, unless the Insured's health and other conditions are as represented on the corresponding application, We reserve the right to cancel this Policy or modification, or reevaluate the application and re-issue this Policy or modification with appropriate adjustments.

Reports:    At least once per year We will send You a report for this Policy showing, as of the end of the report period: (1) the current Death Benefit; (2) the current Policy Value; (3) the current Fixed Account Value; (4) the current Variable Account Value; (5) the current Loan Account Value; (6) the current Sub-Account Values; (7) Premium Payments made since the last report; (8) any Withdrawals since the last report; (9) any policy loans and accrued interest; (10) the current Surrender Value;

(11) the Owner's current premium allocations; (12) charges deducted since the last report; and (13) any other information required by law.

In addition, We will provide a Report for this Policy at any time upon the Owner's written request. If You request this information more frequently than annually, We may charge a fee which will not exceed $50.

Protection of Proceeds:    To the extent permitted by law and subject to any assignment, the Proceeds of this Policy are free from legal process and the claims of creditors.

Suspension or Delay in Payment:    We have the right to suspend or delay the date of payment of a Withdrawal, Loan, Surrender, or the Death Benefit Proceeds for any period:

  (1)
  when the New York Stock Exchange is closed; or

  (2)
  when trading on the New York Stock Exchange is restricted; or

  (3)
  when an emergency exists (as determined by the Securities & Exchange Commission) as a result of which (a) the disposal of securities in the Variable Account is not reasonably practicable; or (b) it is not reasonably practicable to determine fairly the value of the net assets of the Variable Account; or

  (4)
  when the Securities & Exchange Commission, by order, so permits for the protection of security holders.

As to amounts allocated to the Fixed Account, the Company may defer payment of Death Benefit Proceeds for up to two months and any withdrawal, surrender or the making of a policy loan for up to six months after a written request is received.

If We delay payment of surrender benefits under this Policy, We will pay interest at the rate specified under applicable state law as required, if any, at the time of the request.

Tax Considerations:    In order to receive the tax treatment afforded to life insurance contracts, this Policy must qualify at all times as a life insurance contract under the Code. We reserve the right to:

  (a)
  decline to accept a premium payment; or

  (b)
  decline to change the Death Benefit Option; or

  (c)
  decline to process a withdrawal; or

  (d)
  refund a premium payment, including any earnings thereon, if necessary to prevent this Policy from failing to qualify under the Code as a life insurance contract.

We also reserve the right to make changes to this Policy or to any endorsements or to any riders or to make distributions from this Policy to the extent We consider necessary for this Policy to continue to qualify as a life insurance contract. Such changes will apply uniformly to all affected policies, and We will provide You written notification of such changes.

Minimum Values:    The values and benefits of this Policy will not be less than the minimum benefits required by the statutes of the state in which this Policy was delivered.

Written Notice and Request:    All instructions regarding this Policy, and any request to change or assign it must be in writing in a form acceptable to Us and received at Our Home Office. Written instructions, requests and assignments are effective as of the date they are signed, but We are not responsible for following any instruction or acting on any request or assignment before We actually receive it. Instructions, requests and assignments are subject to any payment We have made and any action We have taken prior to receiving the written notice.

Non-Participating:    This Policy does not pay dividends, or share in the Company's surplus or profits.

PREMIUMS

Premium Payment(s):    Premium payment(s) are payable at the Home Office or to any Agent of the Company. Premium payment(s) must be made by check payable to Protective Life Insurance Company or by any other method We deem acceptable. The minimum premium payment(s) that We will accept is [$50] if paid by a monthly pre-authorized payment arrangement; or [$150] for any other mode of payment accepted by the Company. Upon request, a receipt for premium payment(s) will be sent.

We reserve the right to refund a premium payment, including any earnings thereon, which:

  (a)
  in the first Policy Year, causes the Death Benefit to exceed the Initial Face Amount shown on the Policy Specifications; or,

  (b)
  increases the difference between the Death Benefit and the Policy Value.

We have the right not to accept any premium payment in the event that We determine that the premium payment will cause this Policy to fail to qualify as a life insurance contract under the Code.

No insurance will take effect until the initial premium payment is paid and the health and other conditions of the Insured are determined to be the same as that described in the application on the date this Policy is delivered.

Planned Premium Payments:    Planned premium is Our understanding of Your intention regarding premium payments at any particular time. Your initial planned premium amount and mode was communicated to Us on the application and is shown in the Policy Specifications. You may change the amount and/or mode of Your planned premium by written notice. You may instruct Us to send You periodic reminders for the planned premium on an annual, semiannual or quarterly basis, or may pre-authorize automatic payment of planned premiums from a designated account at Your bank or other financial institution.

Our acceptance of Your planned premium instructions does not in any way imply or guarantee insurance coverage or any other benefit provided by this Policy will continue. If planned premium payments are discontinued and no subsequent premiums are paid, the insurance coverage will continue until the end of the Grace Period.

Unscheduled Premium Payments:    Subject to the limits described above, while this Policy is in force, we will accept premium payment(s) other than the planned premium payments.

Minimum Monthly Premium Guarantee:    In return for paying the minimum monthly premium shown on the Policy Specifications or an equivalent amount by the Monthly Anniversary Day, We guarantee, to the extent outlined herein, that this Policy will not Lapse during the Minimum Monthly Premium Guarantee period, which is shown on the Policy Specifications, if for each month that this Policy has been in force the total premiums paid less any Withdrawals and Policy Debt equals or exceeds the minimum monthly premium multiplied by the number of completed policy months, including the current month, since the Policy Effective Date (the Accumulated Minimum Monthly Premium).

Any change in the benefits provided by this Policy or any attached riders, made subsequent to the Policy Effective Date and during the Minimum Monthly Premium Guarantee period, may result in a change to the minimum monthly premium. However, the changes will not extend the time period for the guarantee. The new minimum monthly premium and its effective date will be shown in a supplemental Policy Specifications.

If on any Monthly Anniversary Day, the total premiums paid less any Withdrawals and Policy Debt, does not equal or exceed the Accumulated Minimum Monthly Premium, this provision will terminate.

Allocation of Net Premiums:    Net Premiums will be allocated to the Sub-Accounts and the Fixed Account according to your instructions contained in the application during the Valuation Period in which We receive them. You may change the allocations in effect at any time by written notice. Allocations must be made in whole percentages. The minimum amount that can be allocated to any Sub-Account or the Fixed Account is [10%] of any Net Premiums, and the sum of allocations must add up to 100%. We reserve the right to establish a limitation on the number of Sub-Accounts to which Net Premiums may be allocated and/or a minimum allocation requirement for the Sub-Accounts and the Fixed Account.

If this Policy is issued in a state where, upon cancellation and within the cancellation period, the Company returns the premium payment(s) made, We reserve the right to allocate the initial premium payment and any additional premium payments made during the cancellation period to the Fixed Account or Money Market Sub-Account. After the cancellation period, allocations will be made in accordance with Your instructions.

Grace Period:    Unless this Policy is otherwise continued under the Minimum Monthly Premium Guarantee, if the Surrender Value on a Monthly Anniversary Day is insufficient to cover the Monthly Deductions due on that Monthly Anniversary Day, this Policy will begin a 61 day Grace Period. The insurance provided by this Policy remains in effect during the Grace Period.

If the Owner does not pay sufficient Net Premiums to cover the current and past due Monthly Deductions by the end of the Grace Period, this Policy will terminate without value and all coverage under this Policy will terminate. At the beginning of the Grace Period, We will mail a notice of such premiums due to Your last known address and to the address of any assignee of record. If the Insured dies during a grace period, the Death Benefit will be reduced by the amount of the unpaid Monthly Deductions and Policy Debt before We pay or settle the Death Benefit Proceeds.

Reinstatement:    If this Policy has Lapsed You may request that it be reinstated. We will reinstate this Policy, but not the Minimum Monthly Premium Guarantee Provision, if We receive:

  (1)
  the Owner's written request within five years after the end of the Grace Period,

  (2)
  evidence of insurability satisfactory to Us,

  (3)
  payment of Net Premium equal to all Monthly Deductions that were due and unpaid during the Grace Period with interest at a rate not to exceed 6% per annum compounded annually, if required by the Company, and payment of Premium Payments at least sufficient to keep this Policy in force for three months (We may accept Premium Payments larger than this amount), and

  (4)
  payment of or reinstatement of any Policy Debt which existed at the end of the Grace Period.

The effective date of a reinstated Policy will be the day We approve the reinstatement and all of the above requirements have been met.

DETERMINING VALUES

Fixed Account:

Calculation of the Fixed Account Value:    The value of the Fixed Account at any time is equal to:

  (a)
  the Net Premiums allocated to the Fixed Account; plus

  (b)
  Policy Value transferred to the Fixed Account; plus

  (c)
  interest credited to the Fixed Account; less

  (d)
  any Withdrawals including any withdrawal charges deducted or transfers from the Fixed Account including any transfer fees deducted from the Fixed Account; less

  (e)
  any surrender charges deducted in the event of a decrease of the Face Amount; less

  (f)
  Policy Loans; less

  (g)
  Monthly Deductions.

Interest Credited:    The Company guarantees that the interest credited during the first Policy Year to the initial Net Premiums allocated to the Fixed Account will be at a rate not less than the Initial Annual Effective Interest Rate for the Fixed Account shown on the Policy Specifications.

For subsequent Net Premiums allocated to the Fixed Account or Policy Value transferred to the Fixed Account, the guaranteed interest rate applicable will be the annual effective interest rate in effect on the date We receive the subsequent Net Premium or the date the transfer is made. Such guaranteed interest rate will apply to such amounts for a twelve month period which begins on the date the Net Premium is allocated or the date the transfer is made.

After the guaranteed interest rate expires, We will credit interest on the Fixed Account Value attributable to such Net Premiums and transfers at the current interest rate in effect. New current interest rates are effective for such Fixed Account Value for 12 months from the time they are first applied. The Initial Annual Effective Interest Rate and the current interest rates the Company will credit are annual effective interest rates of not less than the annual Guaranteed Interest Rate for Fixed Account shown on the Policy Specifications. For purposes of crediting interest, amounts deducted, transferred or withdrawn from the Fixed Account will be accounted for on a "first-in, first-out" (FIFO) basis.

We reserve the right to apply different interest rate guarantees to certain amounts credited to the Fixed Account.

Variable Account:

General Description:    The variable benefits under this Policy are provided through the Variable Account. The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account are not chargeable with the liabilities arising out of any other business the Company may conduct. We have the right to transfer to the Our General Account any assets of the Variable Account which are in excess of such reserves and other liabilities. The assets of the Variable Account are available to cover the liabilities of the General Account of the Company only to the extent that the assets of the Variable Account exceed the liabilities of the Variable Account arising under the policies supported by the Variable Account.

Sub-Accounts of the Variable Account:    The assets of the Variable Account are divided into a series of Sub-Accounts that are listed on the Policy Specifications and in the current Prospectus the Owner received. Each Sub-Account invests exclusively in shares of a corresponding Fund. Any amounts of income, dividends, and gains distributed from the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value Per Share.

When permitted by law, We may:

  (1)
  create new Variable Accounts;

  (2)
  combine Variable Accounts;

  (3)
  add new Sub-Accounts to or remove existing Sub-Accounts from the Variable Account or combine Sub-Accounts;

  (4)
  make new Sub-Accounts or other Sub-Accounts available to such classes of policies as We may determine;

  (5)
  add new Funds or remove existing Funds;

  (6)
  substitute a different Fund for any existing Fund if shares of a Fund are no longer available for investment or if We determine that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account;

  (7)
  deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;

  (8)
  operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; and

  (9)
  make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

The investment policy of the Variable Account will not be changed without approval pursuant to the insurance laws of the State of Tennessee. If required, approval of or change of investment policy will be filed with the insurance department of the state where this Policy is delivered.

The values and benefits of this Policy provided by the Variable Account depend on the investment performance of the Funds in which Your selected Sub-Accounts are invested. The company does not guarantee the investment performance of the Funds. The Owner bears the full investment risk for Net Premiums allocated or Policy Value transferred to the Sub-Accounts.

Valuation of Assets:    Assets of Funds held by each Sub-Account will be valued at their Net Asset Value Per Share on each Valuation Day. The Prospectus the Owners(s) received for the Funds defines the Net Asset Value Per Share of the Funds and describes each Fund.

Sub-Account Values:    The Sub-Account Value for any Sub-Account is equal to the number of Units this Policy then has in that Sub-Account, multiplied by the value of such Units at that time. Amounts allocated, transferred or added to a Sub-Account are used to purchase Units of that Sub-Account. Units are redeemed when amounts are deducted, transferred, or withdrawn. The number of Units in a Sub-Account at any time is equal to the number of Units purchased minus the number of Units redeemed up to such time.

For each Sub-Account, the Net Premiums allocated to the Sub-Account or Policy Value transferred to the Sub-Account are converted into Units. The number of Units credited is determined by dividing the dollar amount directed to each Sub- Account by the value of the Unit for that Sub-Account for the Valuation Day on which the Net Premiums allocated to or Policy Value transferred are credited to the Sub-Account. The Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the Net Investment Factor, as described below.

Net Investment Factor:    The Unit value for each Sub-Account for any Valuation Period is determined by the Net Investment Factor. The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for a Sub-Account for any Valuation Period is determined by dividing (1) by (2) where

  (1)
  is the result of:

  a.
  the Net Asset Value Per Share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

    b.
    the per share amount of any dividend or capital gain distributions made by the Fund to the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

    c.
    a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the operations of the Sub-Account.

  (2)
  is the Net Asset Value Per Share of the Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.

Transfers:    On or after the later of thirty days after the Policy Effective Date or [six] days after the thirty-day cancellation period, or such other period as required by law, You may, by written notice, transfer the Fixed Account Value or any Sub-Account Value to other Sub-Accounts and/or the Fixed Account. The transfer will be effected as of the Valuation Period during which We receive Your written notice.

The amount of each transfer must be at least $[100], or if the value in an account is less, the entire amount. If, after the transfer, the amount remaining in the Fixed Account or Sub-Account(s) from which the transfer is made is less than $[100], We reserve the right to transfer the entire amount instead of the requested amount. We reserve the right to limit the maximum amount which may be transferred from the Fixed Account in any Policy Year. This maximum is currently the greater of $[2500] or [25]% of the Fixed Account Value.

The Policy Value on the effective date of the transfer will not be affected except to the extent of the transfer fee. We reserve the right to limit transfer requests to no more than [12] per Policy Year. For each additional transfer request over [12] during each Policy Year, We reserve the right to charge a transfer fee indicated on the Policy Specifications, which will be deducted from the amount being transferred.

We reserve the right, at any time and without prior notice, to terminate, suspend or modify the transfer privileges described above.

Deductions from the Policy Value:    Monthly Deductions, Other Deductions and Surrender Charges are described on the Policy Specifications.

Net Amount at Risk:    The Net Amount at Risk as of any Monthly Anniversary Day is equal to:

  (a)
  the Death Benefit discounted at one plus the monthly guaranteed interest rate minus the Policy Value (prior to deducting the Cost of Insurance), if the Death Benefit Option is Death Benefit Option A (Level Death Benefit); or,

  (b)
  the Death Benefit minus the Policy Value discounted at one plus the monthly guaranteed interest rate, if the Death Benefit Option is Death Benefit Option B (Increasing Death Benefit).

Cost of Insurance Charge:    The monthly cost of insurance charge is computed at the beginning of each policy month by multiplying the Net Amount at Risk (divided by $1,000) by the Cost of Insurance Rate.

The Cost of Insurance Charge is computed separately for the Initial Face Amount and for each increase in Face Amount.

Cost of Insurance Rates:    The monthly cost of insurance rate is based on the sex, Issue Age, duration and rate class of the Insured and on the number of years that a Policy has been in force. For each Face Amount increase, We will use the Issue Age, sex, rate class and duration of this Policy at the time of the request. We will determine monthly cost of insurance rates, based on Our expectations as to future investment earnings, mortality, persistency, taxes, expenses and other relevant factors.

Any change in the monthly cost of insurance rates will be by class and based on expectations of future investment earnings, mortality, persistency, taxes, expenses and other relevant factors. However, the cost of insurance rates will never be greater than those shown in the Guaranteed Maximum Monthly Cost of Insurance Rates Table on the Policy Specifications.

Changes in Policy Cost Factors:    Changes in non-guaranteed credited rates, cost of insurance charge rates, mortality and expense risk charge rates, administration charge rates, or expense charge rates, if any, will be by class and will be based upon changes in future expectations of such factors as investment earnings, mortality, persistency, expenses, and taxes.

Continuation of Insurance:    If this Policy is in force on the date that the Insured attains age 121, no additional premium payments will be accepted and the Monthly Deduction will cease. The Policy will remain in force. Interest will continue to accrue on the Policy Value and on the Policy Debt, if any.

POLICY LOANS

Right to Make Loans:    After the first Policy Anniversary, while this Policy is in force and during the life of the Insured, loans can be made on this Policy provided it has Surrender Value greater than zero. Assignment of this Policy to the Company is the only collateral required. Any policy loan must be for at least $[500] and We may delay making any policy loan from the Fixed Account for up to six months.

Maximum Loan:    The most you can borrow is an amount that equals [99]% of the Cash Value of the Policy minus any Policy Debt on the date the policy loan request is received.

Interest:    The interest charged on any policy loan is at an effective annual rate, shown on the Policy Specifications, compounded yearly on the Policy Anniversary. Interest payments are payable in arrears on each Policy Anniversary. If loan interest is not paid when due, it is added to the loan principle and will bear interest at the applicable effective annual rate until paid. Interest, as it accrues from day to day, is considered part of the Policy Debt.

Loan Account:    When a policy loan is made, an amount sufficient to secure the policy loan is transferred out of the Sub-Account(s) and the Fixed Account and into the Policy's Loan Account. You may specify how to allocate the amount to be transferred to the Loan Account as collateral from among the Sub-Account(s) and the Fixed Account. If no allocation is specified, the amount will be allocated in the same proportion that the value of the Owner's Fixed Account and the value of the Owner's Sub-Account(s) bear to the total un-loaned Policy Value on the date the policy loan is made. An amount equal to any unpaid policy loan interest will also be transferred on each Policy Anniversary to the Loan Account and it will be allocated based on the proportion that the values of the Owner's Fixed Account and Sub-Account(s) bear to the total un-loaned Policy Value. The Loan Account Value will be recalculated when policy interest is added to the amount of the loan, when a loan repayment is made, or when a new policy loan is made.

We will credit the Loan Account with interest at an effective annual rate of not less than the Guaranteed Interest Rate for the Fixed Account shown on the Policy Specifications. We will determine such rate in advance of each calendar year and will apply to the calendar year which follows the date of determination. On each Policy Anniversary, the interest earned on the Loan Account since the preceding Policy Anniversary will be transferred to the Sub-Account(s) and the Fixed Account in the same proportion that Premium Payments are allocated.

If the Loan Account Value exceeds the Cash Value, the Owner must pay the excess. We will send You, and any assignee of record, a notice of the amount You must pay. This amount must be paid within [31] days after the notice is sent, or this Policy will terminate.

Repaying Policy Debt:    Policy Debt can be repaid, in part or in full, any time during the Insured's life and while this Policy is in force. A written notice must accompany your payment to distinguish it from a premium payment. When a loan repayment is made, Policy Value in the Loan Account in an amount equal to that payment will be transferred to the Sub-Account(s) and the Fixed Account. You may tell Us how to allocate this transfer among the Sub-Account(s) and the Fixed Account. If no allocation is specified, We will allocate that amount among the Sub-Account(s) and the Fixed Account in the same proportion that Premium Payments are allocated.

SURRENDERS AND WITHDRAWALS

Surrenders:    Prior to the Insured's death, and while this Policy is in force, You may surrender this Policy, by written request, for its Surrender Value. The surrender will be effective as of the Valuation Period during which We receive Your written notice. If this Policy is surrendered, any applicable surrender charge as described on the Policy Specifications will be imposed. Once the surrender is effective, all benefits provided by this Policy cease and this Policy cannot be reinstated.

Withdrawals:    After the first Policy Year, You may make a written request for a Withdrawal, subject to certain restrictions. The minimum Withdrawal request is $[500]. The maximum Withdrawal request may be for an amount less than the Surrender Value. The Sub-Account Value(s) and Fixed Account Value will be reduced by the amount withdrawn (including the withdrawal charge as described on the Policy Specifications) as of the Valuation Period during which We receive Your written notice. You may specify how the Withdrawal and withdrawal charge are to be deducted from the Sub-Account Value(s) and Fixed Account Value. If you do not specify an allocation, We will allocate the withdrawal and withdrawal charge based on the proportion that the value in the Fixed Account and the value in the Sub-Accounts bear to the un-loaned Policy Value.

If a Death Benefit Option A (Level Death Benefit) is in effect, We reserve the right to reduce the Face Amount of this Policy by the amount of the Withdrawal (exclusive of the withdrawal charge). Face Amount reductions will be effective on the first Monthly Anniversary Day that falls on or following the date We approve Your written request for a Withdrawal. The order of Face Amount reductions will be as provided in the provision "Decreasing the Face Amount". There will be no surrender charge for a Face Amount reduction resulting from a Withdrawal.

We may decline a Withdrawal request if the remaining Face Amount would be below the minimum amount for which the Company would then issue the Policy under its rules; or We determine that the Withdrawal would cause this Policy to fail to qualify as a life insurance contract under the Code.

DEATH BENEFIT

Death Benefit Proceeds:    A Death Benefit is payable when We receive satisfactory proof of the death of the Insured while this Policy was in force.

Amount of Death Benefit:    The Death Benefit Proceeds will be determined as of the date of the Insured's death and will be equal to the Death Benefit provided by the Death Benefit option selected plus any additional benefits due under riders attached to this Policy. Policy Debt, and any unpaid Monthly Deductions from a death during a Grace Period, will be deducted from the Death Benefit Proceeds.

Death Benefit Options:

Death Benefit Option A (Level Death Benefit):

The Death Benefit will be the greater of:

  (a)
  The Face Amount of insurance on the Insured's date of death; or

  (b)
  a specified percentage of the Policy Value on the date of the Insured's death as indicated on the Table of Percentages below.

Death Benefit Option B (Increasing Death Benefit):

The Death Benefit will be the greater of:

  (a)
  the Face Amount of insurance on the Insured's date of death plus the Policy Value on such date; or

  (b)
  a specified percentage of the Policy Value on the Insured's date of death as indicated on the Table of Percentages below.

TABLE OF PERCENTAGES

Attained Age	Percentage	Attained Age	Percentage	Attained Age	Percentage
0-40	[250]%	54	[157]%	68	[117]%
41	[243]%	55	[150]%	69	[116]%
42	[236]%	56	[146]%	70	[115]%
43	[229]%	57	[142]%	71	[113]%
44	[222]%	58	[138]%	72	[111]%
45	[215]%	59	[134]%	73	[109]%
46	[209]%	60	[130]%	74	[107]%
47	[203]%	61	[128]%	75-90	[105]%
48	[197]%	62	[126]%	91	[104]%
49	[191]%	63	[124]%	92	[103]%
50	[185]%	64	[122]%	93	[102]%
51	[178]%	65	[120]%	94	[101]%
52	[171]%	66	[119]%	95+	[100]%
53	[164]%	67	[118]%

Payment of Death Benefit Proceeds:    We will pay the Death Benefit Proceeds to the Beneficiary in a lump sum, unless a Settlement Option has been selected. If the Primary or Contingent Beneficiary is not living, or if no Beneficiary has been designated, We will pay the Owner or Owner's estate. If the Company delays payment of Death Benefits under this Policy, We will pay interest, as required, under applicable state law.

SETTLEMENT OPTIONS

Availability of Options:    Settlement Options provide alternative ways in which payment can be made. Payment under these options will not be affected by the investment experience of any Sub-Account after the Proceeds are applied under such option.

Upon written request, all or part of the Death Benefit Proceeds or Surrender Value Proceeds may be applied under any Settlement Option the Company offers on the option date. The option date is any date this Policy terminates under the termination provision. If this Policy is assigned, either before or after the choice of an option, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any Settlement Option.

Minimum Amounts:    If the amount to be applied under any Settlement Option for any one person is less than $[5,000], the Company may pay that amount in one lump sum. If the payments under any option come to less than $[50] each, We have the right to make payments at less frequent intervals.

Electing A Settlement Option:    You may elect a Settlement Option by written request, satisfactory to Us. The Owner may elect a Settlement Option during the Insured's lifetime. If the Death Benefit Proceeds are payable in one lump sum, or if we are unable to distribute any portion of the Proceeds according to the settlement option selected, the Beneficiary may, with Our consent, elect a Settlement Option from among those available at that time.

Description of Options:    The Company's Settlement Options are described below. Any other Settlement Option We agree to may be elected. The Settlement Options are described in terms of monthly payments.

Option 1—Payment For A Fixed Period. Equal monthly payments will be made for any period selected up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates the Company is using when the first payment is due. The rate of any payment for each $1,000 of Proceeds applied will not be less than shown in the Option 1 Table. The payments shown in this table are based on an interest rate of [1.5]% per year.

Option 1 Table

Minimum Monthly Payment Rates for Each $1,000 Applied

Years	Monthly Payment		Years	Monthly Payment		Years	Monthly Payment
[1]	$	[89.20]	[11]	$	[8.21]	[21]	$	[4.62]
[2]		[42.26]	[12]		[7.58]	[22]		[4.44]
[3]		[28.39]	[13]		[7.05]	[23]		[4.28]
[4]		[21.45]	[14]		[6.59]	[24]		[4.13]
[5]		[17.28]	[15]		[6.20]	[25]		[3.99]
[6]		[14.51]	[16]		[5.85]	[26]		[3.86]
[7]		[12.53]	[17]		[5.55]	[27]		[3.75]
[8]		[11.04]	[18]		[5.27]	[28]		[3.64]
[9]		[9.89]	[19]		[5.03]	[29]		[3.54]
[10]		[8.96]	[20]		[4.81]	[30]		[3.44]

Option 2—Life Income with Payments for a Guaranteed Period. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person with payments guaranteed for 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

The Option 2 Table shows the minimum monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates the Company is using when the first payment is due. They will not be less than shown in the Table, which is based on [the Annuity 2000 Mortality Table with interest at [1.5]% per annum. One year will be deducted from the Attained Age of the named person for every completed three years beyond the year 1996. The Age of the payee is the age at the birthday nearest to the effective date of the Option].

OPTION 2 TABLE

	[Male] Guaranteed Period				[Female] Guaranteed Period					[Male] Guaranteed Period				[Female] Guaranteed Period
Age of Payee									Age of Payee
	10 Yrs		20 Yrs		10 Yrs		20 Yrs			10 Yrs		20 Yrs		10 Yrs		20 Yrs
0-30	$	[1.68]	$	[1.68]	$	[1.68]	$	[1.63]	56	$	[3.37]	$	[3.25]	$	[3.08]	$	[3.02]
31		[2.17]		[2.16]		[2.06]		[2.05]	57		[3.45]		[3.32]		[3.15]		[3.08]
32		[2.20]		[2.19]		[2.08]		[2.08]	58		[3.54]		[3.39]		[3.22]		[3.15]
33		[2.22]		[2.22]		[2.10]		[2.10]	59		[3.63]		[3.46]		[3.30]		[3.22]
34		[2.25]		[2.25]		[2.13]		[2.13]	60		[3.73]		[3.53]		[3.39]		[3.29]
35		[2.28]		[2.28]		[2.16]		[2.15]	61		[3.84]		[3.60]		[3.48]		[3.36]
36		[2.32]		[2.31]		[2.18]		[2.18]	62		[3.94]		[3.68]		[3.57]		[3.43]
37		[2.35]		[2.34]		[2.21]		[2.21]	63		[4.06]		[3.75]		[3.67]		[3.51]
38		[2.38]		[2.37]		[2.24]		[2.24]	64		[4.18]		[3.83]		[3.78]		[3.59]
39		[2.42]		[2.41]		[2.27]		[2.27]	65		[4.31]		[3.90]		[3.89]		[3.67]
40		[2.46]		[2.44]		[2.30]		[2.30]	66		[4.44]		[3.98]		[4.01]		[3.75]
41		[2.50]		[2.48]		[2.34]		[2.33]	67		[4.58]		[4.05]		[4.13]		[3.83]
42		[2.54]		[2.52]		[2.37]		[2.36]	68		[4.73]		[4.12]		[4.27]		[3.91]
43		[2.59]		[2.56]		[2.41]		[2.40]	69		[4.88]		[4.19]		[4.41]		[4.00]
44		[2.63]		[2.60]		[2.45]		[2.44]	70		[5.04]		[4.26]		[4.55]		[4.08]
45		[2.68]		[2.65]		[2.49]		[2.47]	71		[5.20]		[4.32]		[4.71]		[4.16]
46		[2.73]		[2.69]		[2.53]		[2.51]	72		[5.37]		[4.39]		[4.88]		[4.23]
47		[2.78]		[2.74]		[2.57]		[2.56]	73		[5.54]		[4.44]		[5.05]		[4.30]
48		[2.83]		[2.79]		[2.62]		[2.60]	74		[5.72]		[4.49]		[5.23]		[4.37]
49		[2.89]		[2.84]		[2.67]		[2.64]	75		[5.90]		[4.54]		[5.42]		[4.43]
50		[2.95]		[2.89]		[2.72]		[2.69]	76		[6.09]		[4.58]		[5.62]		[4.49]
51		[3.01]		[2.95]		[2.77]		[2.74]	77		[6.28]		[4.62]		[5.82]		[4.54]
52		[3.08]		[3.01]		[2.83]		[2.79]	78		[6.47]		[4.66]		[6.03]		[4.59]
53		[3.14]		[3.07]		[2.88]		[2.85]	79		[6.66]		[4.69]		[6.25]		[4.63]
54		[3.21]		[3.13]		[2.94]		[2.90]	80 &		[6.85]		[4.71]		[6.46]		[4.66]
55		[3.29]		[3.19]		[3.01]		[2.96]	Over

Option 3—Interest Income. The Company will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by it. This rate will be not less than the equivalent of [1.5]% per year.

Option 4—Payments of a Fixed Amount. Equal monthly payments will be for an agreed fixed amount. The amount of each payment may not be less than $[10] for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate set by the Company, but not less than an effective interest rate of [1.5]% per year. Payments continue until the amount the Company holds runs out. The last payment will be for the balance only.

Effective Date and Payment Date:    The effective date of a Settlement Option is the date the amount is applied under that option. For Death Benefit Proceeds, this is the date that satisfactory proof of the Insured's death is received at the Company's Home Office. For the Surrender Value, it is the effective date of surrender.

A later date for the first payment may be requested in the Settlement Option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No partial payment will be made for any period shorter than the time between payment dates.

If the Surrender Value is applied under any option, We may delay payment for up to six months. Interest at the rate in effect for Option 3 during this period will be paid on the amount of the delayed payment.

Death of Payee:    If the payee dies while there are any unpaid installments under Option 1 or before the end of the guaranteed period under Option 2, We will pay the commuted value of the remaining payments in a lump sum. The commuted value or any balance held under Option 3 or Option 4 will be paid to the payee's executors or administrators unless directed otherwise by written notice. Any commuted value will be calculated using [1.5]% interest per year.

CHANGING THIS POLICY

You may request, by written notice, any one of the following changes subject to certain conditions.

Increasing the Face Amount:    On or after the first Policy Anniversary, You may submit a supplemental application for an increase in Face Amount. We reserve the right to require satisfactory proof of insurability. The Insured's current Attained Age must be less than the maximum Issue Age. The amount of any increase must be at least $[10,000]. Any increase approved by the Company will be effective on the effective date shown on the supplemental Policy Specifications which will be issued and attached to the Policy and will be subject to monthly cost of insurance deductions for the increase from the Policy Value of this Policy.

Additional premium payments may be required in connection with an increase in Face Amount. We will notify You if additional premium payments are required and specify the premium payments required on the supplemental Policy Specifications.

The cancellation provision on the cover of this Policy applies equally to any increase in Face Amount except that where no additional premium payments are required in order to increase the Face Amount, only the first monthly cost of insurance deduction and the administration fee for increases in Face Amount will be credited back to the Sub-Accounts and Fixed Account in the proportion that each Sub-Account Value and the Fixed Account Value bears to the un-loaned Policy Value if the increase is cancelled.

Decreasing the Face Amount:    On or after the first Policy Anniversary You may request in writing a decrease in Face Amount subject to the following rules. Any decrease will go into effect on the Monthly Anniversary Day that falls on or next following the date We approve the written request for change. The decrease will first be applied against increases in Face Amount in the reverse order in which they occurred. It will then be applied against the Initial Face Amount. We reserve the right to prohibit any decrease for the three years following an increase in Face Amount; and for one Policy Year following the last decrease in Face Amount.

The Face Amount remaining in effect after any decrease cannot be less than the Minimum Face Amount shown on the Policy Specifications. Decreasing the Face Amount may result in lower Monthly Deductions or a refund in premiums and earnings thereon. Decreasing the Initial Face Amount may result in a surrender charge. We reserve the right to refuse a decrease in Face Amount if such decrease would cause this Policy to fail to qualify as a life insurance contract under the Code.

Changing the Death Benefit Option:    On or after the first Policy Anniversary, You may request in writing a change in the Death Benefit Option. The change will go into effect on the Monthly Anniversary Day that falls on or next following the date We approve the written request for change. If You request a change from Death Benefit Option B to Death Benefit Option A, the Face Amount will be increased to equal the Death Benefit on the effective date of change. There will be no administration charge for a Face Amount increase resulting from a Death Benefit Option change. If the Owner requests a change from Death Benefit Option A to Death Benefit Death Benefit Option B, the Face Amount will be decreased so that it equals the Death Benefit less the Policy Value on the date of the change. There will be no surrender charge for a Face Amount reduction resulting from a Death Benefit Option change. We reserve the right to require satisfactory proof of insurability before permitting a change in Death Benefit options.

Change Approval:    All changes must be approved by the Home Office. No agent has the authority to make any changes or waive any of the terms of this Policy.

THIS PAGE INTENTIONALLY LEFT BLANK

READ THE CONTRACT CAREFULLY
THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY
INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
NON-DIVIDEND PAYING

QuickLinks

  Exhibit 4(a)(3)